Exhibit 12.3
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                                                              TIME WARNER INC.
                                                 RATIO OF EARNINGS TO FIXED CHARGES
                                             Pro Forma(a)                                 Historical
                                        ---------------------   -------------------------------------------------------------------
                                            Nine                     Nine
                                           Months      Year         Months
                                           Ended      Ended         Ended
                                         September    Decem-      September
                                            30,       ber 31,        30,                       Year Ended December 31,
                                           2000       1999         2000(b)       1999(b)      1998      1997       1996      1995
                                        ---------------------   -------------------------------------------------------------------
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Earnings:

Net income (loss) before income taxes
    and cumulative effect of account
    change                                $(4,139)  $ (2,446)      $   314       $ 3,500     $   586   $   832    $     4  $     2
  Interest expense                          1,265      1,512         1,265         1,512         891     1,049        968      877
  Amortization of capitalized interest          5          9             5             9          10        18          6        2
Portion of rents representative of an
  interest factor                             133        172           133           172          94        78         63       57
Preferred stock dividend requirements of
  majority-owned subsidiaries                  39         57            39            57          52        72         72       11
Adjustment for partially owned
  subsidiaries and 50% owned companies        174        440           174           440         960       938        801      691
Undistributed losses (earnings) of less
  than 50% owned companies                      1         46             1            46          42         4         52      117
                                          -------   --------       -------       -------     -------   -------    -------  -------
        Total earnings                    $(2,522)  $   (210)      $ 1,931       $ 5,736     $ 2,635   $ 2,991    $ 1,966  $ 1,757
                                          =======   ========       =======       =======     =======   =======    ======== =======
Fixed Charges:

  Interest expense                        $ 1,265   $  1,512       $ 1,265       $ 1,512     $   891   $ 1,049    $   968  $   877
  Capitalized interest                          6          6             6             6           1        15          7        4
Portion of rents representative of
  an interest factor                          133        172           133           172          94        78         63       57
Preferred stock dividend requirements
  of majority-owned subsidiaries               39         57            39            57          52        72         72       11
Adjustment for partially owned
  subsidiaries and 50% owned companies         80         86            80            86         721       622        607      697
                                          -------   --------       -------       -------     -------   -------    -------  -------
        Total fixed charges               $ 1,523   $  1,833       $ 1,523       $ 1,833     $ 1,759   $ 1,836    $ 1,717  $ 1,646
                                          =======   ========       =======       =======     =======   =======    =======  =======

Pretax income necessary to cover
  preferred dividend requirements              19         88            19            88         915       541        347       72
                                          -------   --------       -------       -------     -------   -------    -------  -------
        Total combined                    $ 1,542   $  1,921       $ 1,542       $ 1,921     $ 2,674   $ 2,377    $ 2,064  $ 1,718
                                          =======   ========       =======       =======     =======   =======    =======  =======

        Ratio of earnings to fixed
        charges (deficiency in the
        coverage of fixed charges by
        earnings before fixed
        charges)                          $(4,045)  $ (2,043)          1.3x          3.1x        1.5x      1.6x       1.1x    1.1x
                                          =======   ========       =======        ======     =======   =======    =======  =======
        Ratio of earnings to
        combined fixed charges and
        preferred dividend require-
        ments (deficiency in
        the coverage of combined
        fixed charges and preferred
        dividend requirements
        deficiency)                       $(4,064)  $ (2,131)          1.3x          3.0x    $   (39)  $   1.3x   $   (98) $   1.0x
                                          =======   ========       =======        ======     =======   =======    =======  =======

(a) As a result of the merger of America Online and Time Warner, the pro forma ratios of Time Warner have been adjusted to reflect an allocable portion of AOL Time Warner's new basis of accounting on a pushdown basis. The historical ratios are reflected at
    Time Warner's historical cost basis of accounting. Time Warner's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred on January 1, 1999.

(b) The ratios for the nine months ended September 30, 2000 and the year ended December 31, 1999 reflect the consolidation of the
    Entertainment Group, which substantially consists of Time Warner Entertainment Company, L.P. ("TWE"), to the beginning of 1999.
    Because Time Warner's ratios for all periods presented include 100% of TWE's earnings and fixed charges, the ratios for periods prior to 1999 have not changed as a result of such consolidation. However, the individual components as presented above are no longer comparable.

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